Exhibit 99.1

APRICUS BIOSCIENCES ANNOUNCES SALE OF EX-U.S. VITAROS ASSETS AND RIGHTS TO FERRING PHARMACEUTICALS
Apricus Expects to Receive Approximately $12.7 Million from Ferring
Apricus to Focus on Vitaros U.S. NDA Re-Submission and Pipeline Assets Post-Closing

SAN DIEGO, CA, March 8, 2017 – Apricus Biosciences, Inc. (Nasdaq:APRI), a biopharmaceutical company advancing innovative medicines in urology and rheumatology, today announced that it completed the sale to Ferring International Center S.A. (“Ferring”) of Apricus’ ex-U.S. assets and rights related to Vitaros®, Apricus’ on-demand topical cream indicated for the treatment of patients with erectile dysfunction pursuant to a definitive agreement with Ferring. Ferring is Apricus’ existing commercialization partner for Vitaros in Latin America and certain parts of Europe and Asia. Apricus will retain its Vitaros rights in the U.S. and it remains on track to re-submit the Vitaros NDA to the FDA in the third quarter of 2017.

“This transaction reflects the continued execution of our corporate strategy of developing, obtaining regulatory approval for, and partnering novel topical prescription treatments in areas of significant unmet need,” said Richard Pascoe, Chief Executive Officer of Apricus. “Moreover, this transaction will allow us to focus our financial resources on obtaining U.S regulatory approval for Vitaros, accelerate the advancement of our clinical pipeline, strengthen our balance sheet with non-dilutive capital, extinguish our existing debt facility, eliminate certain future ex-U.S. Vitaros liabilities and lower our quarterly operating expenses by approximately 30%. I want to thank all of our commercial partners, including Ferring, for their commitment to making Vitaros a successful global brand. We look forward to their continued success as we work towards a U.S. Vitaros NDA re-submission in the third quarter of this year.”

Associated with the acquisition of the ex-U.S. assets and rights related to Vitaros, Ferring has agreed to pay Apricus an upfront payment of $11.5 million, due upon closing, and up to an additional $700,000 with respect to certain product inventory. Furthermore, the parties have entered into a transition services agreement, whereby Ferring has agreed to pay Apricus an amount equal to $500,000, payable over two calendar quarters, in exchange for Apricus’ assistance in facilitating the transfer of such assets and know-how to Ferring, subject to certain limitations. Ferring will be responsible for managing all Vitaros-related activities outside the U.S. at its cost and working with existing Vitaros commercialization partners outside the United States.

About Ferring Pharmaceuticals

Headquartered in Saint-Prex, Switzerland, Ferring Pharmaceuticals is a research-driven, specialty biopharmaceutical group active in global markets. The company identifies, develops and markets innovative products in the areas of reproductive health, urology, gastroenterology, endocrinology and orthopedics. Ferring has its own operating subsidiaries in nearly 60 countries and markets its products in 110 countries.

For further information on Ferring or its products, visit www.ferring.com.

Exhibit 99.1

About Apricus Biosciences, Inc.

Apricus Biosciences, Inc. (APRI) is a biopharmaceutical company advancing innovative medicines in urology and rheumatology. Apricus has two product candidates currently in development. Vitaros is a product candidate in the United States for the treatment of erectile dysfunction, which is in-licensed from Warner Chilcott Company, Inc., now a subsidiary of Allergan plc (Allergan). RayVa is our product candidate in Phase 2 development for the treatment of the circulatory disorder Raynaud’s phenomenon, secondary to scleroderma, for which we own worldwide rights.

For further information on Apricus, visit http://www.apricusbio.com.

Vitaros™ is Apricus’ trademark in the United States, which is pending registration and subject to the agreement with Allergan. Vitaros® is a registered trademark of NexMed International Limited, and will be assigned to Ferring B.V. worldwide, excluding the United States. RayVa™ is Apricus’ trademark, which is registered in certain countries throughout the world and pending registration in the United States.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act, as amended. Statements in this report that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things: statements regarding the cash proceeds from the sale of the purchased assets and under the transition services agreement, the extinguishment of outstanding debt and Apricus’ plans to resubmit the Vitaros NDA. Actual results could differ from those projected in any forward-looking statements due to a variety of reasons that are outside of Apricus’ control, including, but not limited to: disruption of Apricus’ business and diversion of its management’s time and attention in order to provide transition services under the transition services agreement; Apricus not realizing the full economic benefit from the transaction, including as a result of indemnification claims under the asset purchase agreement and the retention by Apricus’ of certain liabilities associated with the product business; long-term financial risks associated with selling Apricus’ commercialized and registered products; risks related to Apricus’ planned resubmission of the Vitaros NDA; and other risks detailed in Apricus’ public periodic filings with the SEC. These forward-looking statements are made as of the date of this press release, and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Readers are urged to read the risk factors set forth in the Company's most recent annual report on Form 10-K, subsequent quarterly reports filed on Form 10-Q, and other filings made with the SEC. Copies of these reports are available from the SEC's website at www.sec.gov or without charge from the Company.

# # #

CONTACT:

Matthew Beck
mbeck@troutgroup.com
The Trout Group
(646) 378-2933

2